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                                                                     EXHIBIT 2.1

                        AMENDMENT TO EXCHANGE AGREEMENT
                   AND PLAN OF REORGANIZATION AND LIQUIDATION



         THIS AMENDMENT TO EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION is made as of the 20th day of October, 1994, by and between Jones Intercable, Inc., a Colorado corporation ("Intercable"), and Jones Spacelink, Ltd., a Colorado corporation ("Spacelink").


                                    RECITALS

         A. Intercable and Spacelink have entered into the Exchange Agreement and Plan of Reorganization and Liquidation, dated as of May 31, 1994 (the "Exchange Agreement"), pursuant to which Intercable has agreed to purchase and Spacelink has agreed to sell substantially all of the assets of Spacelink upon the terms and subject to the conditions set forth therein.

         B. Intercable and Spacelink desire to make certain amendments to the Exchange Agreement.


                                   AGREEMENT

         In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the provisions of the Exchange Agreement designated below shall be amended as follows:

         1. Paragraphs B and C of the Recitals to the Exchange Agreement are amended to read as follows:

                 B. Subject to the terms and conditions contained in this Agreement, Intercable desires to acquire from Spacelink, and Spacelink desires to transfer to Intercable, substantially all of the assets of Spacelink used or useful in connection with Spacelink's business in exchange for shares of capital stock of Intercable.

                 C. Spacelink intends to distribute to its shareholders, among other things, the shares of capital stock of Intercable acquired pursuant to this Agreement or otherwise held by Spacelink as part of the contemplated liquidation and dissolution of Spacelink.

         2. Section 1.1(a), defining the term "Tax Ruling," is amended to read as follows:
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                 "Tax Ruling" means a private letter ruling issued by the
         Internal Revenue Service to Intercable, Spacelink, Jones International, Ltd., and Glenn R. Jones holding, inter alia, that the acquisition of substantially all of the Assets (other than Excluded Assets) by Intercable pursuant to this Agreement will be recognized as a tax-free reorganization under Section 368(a)(1)(C) or Section 368(a)(1)(D) of the Code and that no gain or loss will be recognized by Spacelink under Section 361 upon the transfer of the Assets to Intercable or distribution of the shares of capital stock of Intercable held by Spacelink in liquidation to its shareholders.

         3. Section 2.2(a), pertaining to the definition of the term "Excluded Assets," is amended to read as follows:

                 (a) 2,859,240 shares of Intercable Common Stock held by Spacelink on the Closing Date, unless the election to transfer such shares to Intercable is made pursuant to Section 2.6 hereof;

         4. Section 2.4, establishing the Purchase Price, is amended to read as follows:

                 2.4 Purchase Price. The consideration payable to Spacelink for the Assets shall be 3,900,000 shares of Intercable Class A Common Stock and, if the election provided for in Section 2.6 hereof is made, 2,859,240 shares of Intercable Common Stock. The term "Shares" shall mean 3,900,000 shares of Intercable Class A Common Stock if no such election is made and shall mean 3,900,000 shares of Intercable Class A Common Stock and 2,859,240 shares of Intercable Common Stock if such election is made. Such shares of Intercable Class A Common Stock and Intercable Common Stock shall be registered under the Securities Act in connection with the liquidation and distribution contemplated by
         Section 5.11(b). Notwithstanding the foregoing, the number of Shares payable to Spacelink shall be increased or decreased by such number of Shares as is necessary to permit the rounding of fractional shares pursuant to Section 5.11(c).

         5.      The Exchange Agreement is amended by adding the following new
Section 2.6:

                 2.6 Election to Transfer Common Stock. At the election of Jones International, Ltd. given by notice to Intercable and Spacelink in writing at any time at or prior to Closing, Spacelink shall transfer to Intercable, as part of the Assets, the 2,859,240 shares of Intercable Common Stock held by it. If such election is made, Intercable shall cancel all of such





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         shares of Intercable Common Stock received from Spacelink at Closing and, as part of the purchase price payable to Spacelink pursuant to
         Section 2.4 hereof, issue to Spacelink 2,859,240 shares of newly issued shares of Intercable Common Stock.

         6. Section 5.11, providing for a tax-free reorganization and a plan of liquidation, is amended to read as follows:

                 5.11 Tax-Free Reorganization; Plan of Liquidation. (a) Intercable and Spacelink shall use their reasonable best efforts to cause the transactions contemplated hereby to be recognized as a tax-free reorganization under Section 368(a)(1)(C) or Section 368(a)(1)(D) of the Code and any other applicable state or federal law.

                          (b) Spacelink hereby covenants and agrees that, immediately following the Closing, it will take steps to effect its complete liquidation and distribute all of its assets (excluding the Reserve but including all capital stock of Intercable), subject to the provisions of Section 5.11(c), to its shareholders, other than Dissenting Shareholders. Dissenting Shareholders shall not be entitled to receive any consideration described in Sections 5.11(b)(i) or (ii) for their shares of Capital Stock. For each share of Capital Stock held immediately prior to the Closing, each shareholder of Spacelink (other than Dissenting Shareholders) shall receive the following:

                 (i)      0.03570 shares of Intercable Common Stock; plus

                 (ii)     0.04869 shares of Intercable Class A Common Stock.
         In addition, each Minority Shareholder shall receive 0.04814 shares of the Intercable Class A Common Stock which would otherwise have been received by Jones International, Ltd. Jones International Ltd. agrees to be bound by such allocation.

                 The exchange ratios described above were calculated as shown in Exhibit B on the assumption that all of the options held by Minority Shareholders to acquire Intercable Class A Common Stock were exercised. If all of such options are not exercised, the exchange ratios shall be adjusted in the manner shown in Exhibit B.

                          (c) No fractional shares shall be distributed in the liquidation distribution pursuant to Sections 5.11(b)(i) or (ii) hereof. Any fractional share to which a shareholder of Spacelink would





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         otherwise have been entitled shall be rounded up or down to the nearest whole share.

                          (d) Promptly after the Closing, Spacelink shall execute and file Articles of Dissolution with the Secretary of State of the State of Colorado. Upon satisfaction of all of its obligations to Dissenting Shareholders and the distribution of all of its assets to shareholders in complete liquidation pursuant to Section 5.11(b), Spacelink shall transfer to Intercable any cash remaining in the Reserve established pursuant to Section 2.2(c), together with any of the shares of capital stock of Intercable which would otherwise have been distributed to Dissenting Shareholders.

         7. Section 6.1(c), setting forth a condition to the obligations of Spacelink and Intercable, is amended as follows:

                 (c) The Shares (including for purposes of this Section 6.1(c) the 2,859,240 shares of Intercable Common Stock to be distributed to shareholders of Spacelink pursuant to Section 5.11 hereof) have been approved for listing on the NASDAQ National Market System;

         8. Section 6.2(d), setting forth a condition to the obligations of Spacelink, is amended to read as follows:

                 (d) The Shares (including for purposes of this Section 6.2(d) the 2,859,240 shares of Intercable Common Stock to be distributed to shareholders of Spacelink pursuant to Section 5.11 hereof) shall have been registered under the Securities Act.

         9. Schedule 3.10 to the Exchange Agreement, entitled "Absence of Certain Changes," is amended to read in the manner set forth in Exhibit A hereto.

         10. Exhibit B to the Exchange Agreement, entitled "Summary of Exchange Ratio," is amended to read in the manner set forth in Exhibit B hereto.

         11. Paragraph 1 of Schedule 1 to the General Assignment, Bill of Sale and Assumption Agreement is amended to read as follows:

                 1. 2,859,240 shares of Common Stock of Jones Intercable, Inc., held by Seller on the date hereof.*

        ____________________
        *Delete paragraph and renumber subsequent paragraph if election to transfer such shares to Intercable made pursuant to Section 2.6 of the Exchange Agreement.





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         12.     Effect of Amendment.  All terms, provisions, covenants,
representations, warranties, agreements and conditions contained in the Exchange Agreement shall remain in full force and effect except as expressly amended hereby and shall not otherwise be deemed waived, modified or amended.

         IN WITNESS WHEREOF, each party hereto has executed and delivered this Amendment to Exchange Agreement and Plan of Reorganization and Liquidation on the date first above written.

                                        JONES INTERCABLE, INC., a Colorado
                                        corporation

                                        By____________________________
                                        Title: _______________________


                                        JONES SPACELINK, LTD., a Colorado
                                        corporation

                                        By____________________________
                                        Title: _______________________


                                        JONES INTERNATIONAL, LTD. (for purposes
                                        of Sections 2.6 and 5.11(b)(ii) of the
                                        Exchange Agreement)

                                        By____________________________
                                        Title: _______________________





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The undersigned hereby consents
to the Amendment to the Exchange
Agreement set forth herein:


BELL CANADA INTERNATIONAL INC.,
a Canadian corporation



By_____________________________
Title:_________________________





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                                                                       EXHIBIT B

                           SUMMARY OF EXCHANGE RATIOS

     Jones Spacelink, Ltd., Shares Outstanding as follows:

    CLASS A SHARES
    Minority Shares............  11,689,052
    JI, Glenn Jones............  65,976,148
                                 ----------
              Total............  77,665,200
                                  =========
    CLASS B SHARES
    Jones International........     415,000

     Options Outstanding

    Minority Options............  1,374,483
    Glenn Jones.................    636,514
                                  ---------
              Total.............  2,010,997
                                   ========

     Total Shares Outstanding (including options) = 80,091,197; Total Minority Shares (1,374,483 + 11,689,052) is 13,063,535.

     Distribution to Minority Shareholders as follows:

          - Pro Rata Share of Common Stock of Intercable

               13,063,535
               ----------  = .16311 x 2,859,240 = 466,366
               80,091,197

               Minority receives 466,366 + 13,063,535 = .03570 shares

          - Minority to receive 1,265,000 Shares of 3,900,000.

                  628,878    /  13,063,535    =  .04814
                  636,122    /  13,063,535    =  .04869
               ----------      -----------      -------
                1,265,000    /  13,063,535    =  .09683 shares
                 ========        =========       ======

          - Assuming 40,000 options are not exercised:
              Total Shares Outstanding 80,051,197
              Total Minority Shares 13,023,535

          - Common Stock of Intercable
              .162691% x 2,859,240 = 465,170
              Minority receives 465,170 + 13,023,535 = .03572

          - Class A Shares
              Minority to receive 1,265,000 out of 3,900,000
              1,265,000 / 13,023,535 = .09713